UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:  April 26, 2017

(Date of earliest event reported)

BIOPHARMX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001‑37411	59‑3843182
(Commission File Number)	(IRS Employer Identification No.)

1505 Adams Drive, Suite D Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

(650)  889-5020

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐	Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐	Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 26, 2017, BioPharmX Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain existing institutional investors (the “Purchasers”), pursuant to which the Company will sell to the Purchasers an aggregate of 6,410,258 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) at a price of $0.78 per share and warrants to purchase up to 3,205,129 shares of Common Stock (the “Warrants”) with an exercise price of $0.90 per share in a registered direct offering (the “Offering”).  Subject to certain ownership limitations, the Warrants will be initially exercisable commencing six months from the issuance date at an exercise price equal to $0.90 per share of Common Stock, subject to adjustments as provided under the terms of the Warrants. The Warrants are exercisable for five years from the initial exercise date. The closing of the offering is expected to occur on or about April 28, 2017, subject to the satisfaction of certain customary closing conditions.

The net proceeds to the Company from the transactions, after deducting the placement agent’s fees and expenses (not including the Roth Warrants, as defined below), the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants, are expected to be approximately $4.5 million. The Company intends to use the net proceeds to advance the Company’s dermatology focused drug delivery and clinical programs, including advancing the Company’s lead product BPX-01, and for working capital and other general corporate purposes.

The Shares, Warrants, Roth Warrants, and shares issuable upon exercise of the Warrants and Roth Warrants (the “Warrant Shares”) were offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-209026), which was filed with the Securities and Exchange Commission (the “SEC”) on January 19, 2016 and subsequently declared effective on February 4, 2016, and a related prospectus. A prospectus supplement relating to the offering will be filed with the SEC.

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement and Roth. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreement is filed with this report only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The Company also entered into an engagement letter (the “Engagement Letter”) on April 26, 2017 with Roth Capital Partners, LLC (“Roth”), pursuant to which Roth agreed to serve as exclusive placement agent for the issuance and sale of the Shares and Warrants. The Company has agreed to pay Roth an aggregate fee equal to 7% of the gross proceeds received by the Company from the sale of the securities in the transaction. Pursuant to the Engagement Letter, the Company also agreed to grant to Roth or its designees warrants to purchase up to 160,256 shares representing 2.5% of the aggregate number of shares of Common Stock placed in the transactions (the “Roth Warrants”). The Roth Warrants have substantially the same terms as the Warrants. The Company will also pay Roth a reimbursement for legal fees and expenses in an amount not to exceed $50,000.

The forms of the Purchase Agreement and the Warrant, as well as the Engagement Letter, are filed as Exhibits 10.1, 4.1 and 10.2, respectively, to this Current Report on Form 8-K. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On April 26, 2017, the Company issued a press release regarding the transactions described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d)

Exhibit No.	Description

4.1	Form of Warrant

5.1	Opinion of Fenwick & West LLP

10.1	Form of Securities Purchase Agreement

10.2	Engagement letter agreement

99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHARMX CORPORATION

Date: April 26, 2017	By:	/s/ Greg Kitchener
		Name:	Greg Kitchener
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Warrant

5.1	Opinion of Fenwick & West LLP

10.1	Form of Securities Purchase Agreement

10.2	Engagement letter agreement

99.1	Press release